EXHIBIT 10.6

DATED 31 March 2014

Synergy Health plc
- and -
Dr Adrian Coward
SERVICE AGREEMENT

THIS AGREEMENT is made the 31st March 2014
BETWEEN:-

(1)	Synergy Health plc whose registered office is at Ground Floor Stella, Windmill Hill Business Park, Whitehill Way, Swindon SN5 6NX
("the Company"); and

(2)	Dr Adrian Coward of 9 Astley Way, Ashby-de-la-Zouch, Leicestershire LE65 1LY
("the Executive").
NOW IT IS HEREBY AGREED as follows:-
1. Definitions
(a) In this Agreement unless the context otherwise requires:-

(i)	"the Board" means the Board of Directors for the time being of the Company;

(ii)	"holiday year" means the period of twelve consecutive calendar months commencing on the First day of April in each year;

(iii)
"Invention or Inventions" means any know-how, invention, formula, process or improvement, trade mark or name, copyright, design, plan, drawing, specification or device of whatever nature invented, developed or devised by the Executive during the continuance of the Appointment and which relates to or is useful in connection with any process, product or activity carried on, made or dealt in by the Group; and

(iv)
"the Group" means the Company its holding company its subsidiaries and subsidiaries of its holding company both present and future or any one or more of such holding or subsidiary companies as appropriate (and for the purposes hereof the expressions "holding company" and "subsidiary" shall have the same meanings ascribed thereto by Section 736 of the Companies Act 1985).

(b)	The headings in this Agreement are inserted for convenience only and shall not affect its construction.
2. Appointment
The Company shall continue to employ the Executive and the Executive shall continue to serve the Company as Group Chief Operating Officer ("the Appointment") for the period stipulated in clause 3 below.
3. Period of Appointment
The Appointment shall commence and be deemed to have commenced on 31st March 2014 and (subject to clause 10 below) shall continue thereafter subject always to the right of either the Company or the Executive to terminate the Appointment at any time by giving to the other party hereto not less than twelve months prior written notice. The Company may, in its absolute discretion, elect to pay salary to the Executive in lieu of notice.
The Executives' continuous employment with the Group shall be deemed to have commenced with effect from 1st October 2004.

4.Duties of the Executive
The Executive shall well and faithfully serve the Company and use his best endeavours to promote the interests of the Group giving at all times the full benefit of his knowledge, expertise, commercial skill and ingenuity and shall perform such duties and exercise such powers consistent with his office in relation to the conduct and management of the affairs of the Company (including acting without further or additional remuneration as may from time to time be required by the Board as an executive of any company within the Group) as may from time to time be reasonably assigned to or vested in him by the Board and shall give to the Board such information regarding the affairs of the Company and any other company within the Group as it shall require and at all times shall conform to the reasonable instructions or directions of the Board.
5.Full-time duties
The Executive shall (unless prevented by ill-health or accident) devote the appropriate percentage of his time (during business hours and other hours worked), attention and abilities to the duties of the Appointment and shall not directly or indirectly enter into or be concerned or in any manner interested in any other business whatsoever except:-
as holder or beneficial owner of any class of securities in any company if such class of securities is listed and dealt in on The Stock Exchange or the Alternative Investment Market (or any other similar market for the dealing of shares) and the Executive (together with his spouse, children, parents and parents' issue) neither holds nor is beneficially interested in more than a total of five percent of any single class of the securities in that company;
or
with the consent in writing of the Company provided always that such consent may be given subject to any terms or conditions which the Company requires and any breach of such terms or conditions by the Executive shall ipso facto be deemed to be a breach of the terms of this Agreement.
(b) The Executive hereby acknowledges and declares that because of the nature of his duties and the particular responsibilities arising there from he has a special obligation to further the interests of the Group.
6.Place of Performance
The duties of the Appointment shall relate primarily to the United Kingdom but shall extend to extensive travel abroad when so required by the Company.
At the date of this agreement the Executive's normal base will be Rutherford House, Stephensons Way, Wyvem Business Park, Derby DE21 6LY.
7.Remuneration
During the continuance of the Appointment the Company shall pay to the Executive:

(i)
a salary at the rate of £290,000 per annum (or such higher rate as may be agreed in writing between the parties hereto from time to time) such salary to accrue from day to day and to be paid by equal monthly instalments in arrears on the 27th day of each calendar month; and

(ii)	a bonus payable from time to time at the absolute discretion of the Board in accordance with the terms of the First Schedule below.
(a) Expenses

In addition to his remuneration hereunder the Executive shall be paid the amount of all travelling hotel entertainment and other expenses properly and reasonably incurred by him in the discharge of his duties hereunder, subject to the production of receipts and to any directions as to such expenses given to the Executive by the Board from time to time,
(b)Motor Car
The Executive shall either be provided with a motor vehicle in line with the Company car policy as amended from time to time, or be paid a suitable motor vehicle allowance (currently £1,000.00 gross per month) in recognition that he will provide his own motor vehicle to undertake business travel.
(c)Pension
The Executive may continue to be a member of the Company supported defined contributions scheme and so long as the Executive continues to be a member of the scheme the Company will contribute the equivalent of 10% of the Executive's basic salary into the scheme. Details of the scheme are available from the Company Secretary. The Executive may (but is not obligated to) also make contributions to the scheme. The Company will pay the appropriate percentage of the Executive's gross salary in arrears by equal monthly instalments into the pension scheme as required by the actuarial valuations of the scheme.
(c)    Private Health
The Executive will be provided with Private Health cover (currently through Axa PPP) on a family cover basis.
8.Holiday
The Executive shall currently be entitled to 30 working days holiday with pay in every holiday year (exclusive of Bank and other Public Holidays) at such times as shall be convenient to the Company. Any entitlement to holiday remaining at the end of any holiday year of the Appointment shall be carried over into the following holiday year and will not lapse until the end of the following holiday year unless otherwise agreed between the parties at any time. The entitlement to holiday (and on termination of employment holiday pay in lieu of holiday) accrues pro rata throughout each holiday year provided that fractions of days shall be disregarded in calculating entitlement to holiday or payment in lieu of holiday. The Company may require the Executive to take any unused holiday entitlement during any period of notice to terminate the Appointment given by either the Company or the Executive pursuant to clause 3 above. In the event that the relevant period of notice to terminate this Agreement referred to in clause 3 above is not given by the relevant party to this Agreement on the other, then the Executive's entitlement to holiday shall cease to accrue immediately upon the termination of this Agreement.
9.Sickness or Injury
Subject to the provisions of clause 10 below and where required by the Company to the production of satisfactory evidence from a registered medical practitioner in respect of any period of absence, the Executive shall be entitled (subject as hereinafter provided) to be paid the remuneration under clause 7 above in full only during any period of absence from work due to sickness or injury not exceeding six consecutive months or six non-consecutive months in any period of twelve consecutive months. Thereafter payment (if any) will be made at the discretion of the Board.
The Company may deduct from the Executive's remuneration during any period of absence due to sickness or injury the amount of any social security benefits she may be entitled to receive.

10.Termination of Appointment
(a) If the Executive shall:-
(1)     be compulsorily admitted to hospital by virtue of the provisions of the Mental Health Act 1983 or become a patient for the purposes of that Act or otherwise become or be unable properly to perform his duties hereunder by reason of ill-health accident or otherwise for a period or periods aggregating at least three months in any period of twelve consecutive calendar months; or
(2)fail or neglect efficiently and diligently to discharge his duties hereunder or be guilty of any breach or non-observance of any of the provisions of this Agreement on her part to be performed or observed; or
(3)be guilty of serious misconduct or any other conduct calculated or likely to affect prejudicially the interests of the Company or any company within the Group; or
the Company may in any such case by written notice to the Executive forthwith terminate the Appointment but:-

(1)	any such termination shall be without prejudice to any other rights of the Company; and

(2)
no notice under sub-clause (i) of this clause shall be given by the Company to the Executive after the expiration of six calendar months from the end of any such period or periods aggregating at least three months.

(b)Upon the termination of the Appointment hereunder howsoever arising the Executive shall forthwith resign from any position he holds as a director of the Company and of any other companies within the Group and in the event of her failure to do so within seven days of such termination the Company is hereby irrevocably authorised to appoint some person in the name of the Executive and on his behalf to execute all documents and to do all things necessary to give effect to this provision.
(c)If either party to this Agreement serves notice upon the other to terminate this Agreement the Company shall be entitled at its sole discretion, by notice in writing to the Executive, to require the Executive:-
not to attend his place of work or any other premises of the Company or of any other company within the Group during the remaining period of this Agreement;
to resign immediately from any offices she may hold in the Company and in any other company within the Group;
not to carry out his duties under clauses 4 and 5 above during the remaining period of this Agreement; and
forthwith to surrender to the Secretary of the Company all original and copy documents relating to the business, accounts or finances of the Group or any of the secrets, dealings, transactions or affairs of the Group and all correspondence, documents, specifications and property (and copies thereof) belonging to the Company and any other company within the Group
PROVIDED that the Company shall continue to pay the Executive his remuneration and (subject to clause 10(d) below) to provide all benefits to which he is entitled under this Agreement for the remaining period of this Agreement.
(d)Notwithstanding any other provision of this Agreement, in the event that the Company serves notice on the Executive to exercise its rights under clause 10 (c) above, the Executive shall be deemed to take any unused holiday entitlement which has accrued or accrues up to the termination of this Agreement, during the period between the service of such notice and the date of the termination of this Agreement.
For the avoidance of doubt if the Company has served notice on the Executive to exercise its rights under clause 10(c) above, the other terms of this Agreement shall remain in full force and effect save as expressly varied by the provisions of clauses 10(c) and 10(d) above.
11. Non-disclosure of Confidential Information
(a) Without prejudice to the Executive's duties implied by law into the Appointment, the Executive hereby agrees that both during the continuance of his employment by the Company and at all times thereafter he shall not (except in the proper course of carrying out his duties hereunder or as required by law or any government authority or with the prior written consent of the Board) use, copy, divulge or communicate or cause or procure to be used by or copied, divulged or communicated to any person, firm, company or organisation any trade secrets or confidential information of the Company including (but not limited to):-
any preferential prices or other preferential terms of supply negotiated or being negotiated between the Company and any supplier of the raw materials used in the Company's products;

1.	the methods of manufacture of any of the Company's products;

2.	any innovation in or improvement to any of the Company's products;

3.	the Company's marketing strategies;

4.	the Company's opportunities for carrying out business with actual or potential customers;

5.	the requirements of any actual or potential customer for the Company's products; and

6.	any preferential prices or other preferential terms of supply negotiated or being negotiated between the Company and any actual or potential customer, which he shall have received or obtained during the continuance of his employment by the Company. This restriction shall continue to apply after the termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain otherwise than through the fault of the Executive.
(b) All notes, minutes, memoranda, correspondence, accounts, reports, lists or other documents or items concerning any of the matters referred to in sub-clause 11(a) above or any summaries, copies or reproductions thereof (whether or not made by the Executive and whether stored in human readable or machine readable form) shall remain the property of the Company and shall be delivered up to the Company forthwith by the Executive on the termination of his employment hereunder together with all and any other property of the Company then in his possession, custody, power or control.

12. Intellectual Property
If during the Appointment the Executive shall at any time whether during the course of his normal duties or other duties specifically assigned to him (whether or not such duties be performed during normal working hours) either alone or in conjunction with any other person or persons conceive, originate, improve, develop, discover or invent any products, services, designs, processes, systems or Inventions, he shall forthwith disclose the doing of and all details of the same to the Company in writing and it is the common intention of the Executive and the Company that all proprietary rights of whatever nature (including (without limitation) patents, know-how, copyright, design right or registered designs) shall vest in the Company as absolute owner (which intention the Executive will take all such steps as the Company shall direct (whether during or after the currency of this Agreement) to give effect to at the Company's expense).
The Executive hereby assigns to the Company by way of future assignment all copyright (and/or other proprietary rights, if any, which may be so assigned) for the full term thereof throughout the world in respect of all works (within the meaning of section 1 (1) of the Copyright, Designs and Patents Act 1988 or such other legislation as shall hereafter be enacted containing any like definition or provisions) authored, drawn, written, originated, conceived or otherwise made by her alone or jointly with any other person or persons during the Appointment or pertaining to such subject matter as forms part of the Executive's responsibilities hereunder.
The Executive shall, if and whenever required so to do by the Company, at the expense of the Company, apply or join with the Company in applying for letters patent, utility model, registered design or other protection in any part of the world for any intellectual property and shall, at the expense of the Company, execute or do, or procure to be executed or done, all instruments and things necessary for vesting such intellectual property, and all such rights, titles and interests to, and in, the same in the Company or in such other person as the Company may direct or require, and the Company shall (and shall procure that any such other person shall) hold the same and all such rights, titles and interests to, and in, the same upon trust for itself and (to the extent that he is entitled thereto by section 39 of the Patents Act 1977 or such other legislation as shall hereafter be enacted containing like provisions) the Executive according to its and her respective interests therein.
For the purpose of this clause 12 the Executive HEREBY IRREVOCABLY AUTHORISES the Company as his attorney in his name, to execute any documents and/or do any things which are or may be required in order to give effect to the provisions of this clause 12 and the Company is hereby empowered to appoint and remove in its sole discretion any person as agent and substitute for and on behalf of the Company in respect of all or any of the matters aforesaid provided always that the Company shall notify the Executive of each such action in writing.
13. Non-soliciting of Customers/Competition
(a) Within this clause 13 the following words shall have the following meanings:-
"Prohibited Business" shall mean any business or activity carried on by the Company or any company within the Group at the Termination Date or at any time in the Relevant Period in which the Executive shall have been directly concerned in the course of his employment at any time in the Relevant Period.
"Prospective Customer" shall mean any person, firm or company who was at the Termination Date negotiating with the Company or with any company within the Group with a view to dealing with the Company or with any company within the Group as a customer.
"Protected Supplier" shall mean any supplier of the Company with whom the Executive shall have had material dealings in the course of his employment during the Relevant Period.
"Relevant Period" shall mean the twelve months period ending with the Termination Date.

"Restricted Customer" shall mean any person, firm, company or other entity who was at any time in the Relevant Period a customer of the Company or of any company within the Group.
"Termination Date" shall mean the date of termination of the Executive's employment with the Company.
"Territory" shall mean the whole of the United Kingdom.

(b)
The Executive shall not so as to compete with the Company or with any company within the Group during the period of 12 months after the Termination Date directly or indirectly on his own account or on behalf of or in conjunction with any person, firm or company or other organisation canvass or solicit or by any means seek to conduct Prohibited Business with or conduct Prohibited Business with any Restricted Customer with whom the Executive shall have had dealings in the course of his duties hereunder at any time in the Relevant Period or with whom and to the knowledge of the Executive any employee of the Company or any company within the Group under the Executive's control shall have had dealings in the course of their duties to the Company or any company within the Group in the Relevant Period.

(c)
The Executive shall not so as to compete with the Company or any company within the Group during the period of 12 months after the Termination Date directly or indirectly on his own account or on behalf of or in conjunction with any person, firm or company or other organisation canvass or solicit or by any other means seek to conduct Prohibited Business with or conduct Prohibited Business with any Prospective Customer with whom the Executive shall have had dealings in the course of her duties hereunder at any time in the Relevant Period or with whom and to the knowledge of the Executive any employee of the Company or any company within the Group under the Executive's control shall have had dealings in the course of their duties to the Company or any company within the Group in the Relevant Period.

(d)
The Executive shall not during the period of 12 months after the Termination Date directly or indirectly induce or seek to induce any employee of the Company or any company within the Group who holds a senior position within the Company or any company within the Group engaged in the Prohibited Business who was such an employee at the Termination Date and with whom the Executive shall during the Relevant Period have had dealings in the course of his duties hereunder to leave the employment of the Company or any company within the Group whether or not this would be a breach of contract on the part of the employee.

(e)
The Executive shall not during the period of 12 months after the Termination Date directly or indirectly seek to entice away from the Company or otherwise solicit or interfere with the relationship between the Company and any Protected Supplier.

(f)
The Executive shall not so as to compete with the Company or any company within the Group during the period of 12 months after the Termination Date within the Territory carry on or be directly or indirectly engaged or concerned or interested whether as principal, agent, shareholder, investor, director, employee or otherwise howsoever in any business or the setting up of any business engaged in or which it is intended to be engaged in any Prohibited Business. For the purpose of this sub-clause acts done by the Executive outside the Territory shall nonetheless be deemed to be done within the Territory where their primary purpose is the obtaining of any Prohibited Business from any person, firm, company or other entity with business premises within the Territory.

(g)	The Executive shall not during the period of 12 months after the Termination Date be employed or engaged by any Restricted Customer:-

(i)
to perform for that customer (whether or not together with other work) any work of the same nature as the work which the Executive was employed to carry out for the Company or any company within the Group; or

(ii)	in any managerial or executive capacity; or

(iii)	otherwise in any capacity whatsoever.

(h)	These restrictions are entered into by the Company and the Executive after having been separately legally advised.

(i)
Each of the restrictions contained in this clause 13 is intended to be separate and severable. In the event that any of the restrictions shall be held void but would be valid if part of the wording thereof were deleted such restriction shall apply with such deletion as may be necessary to make it valid and effective.

(j)
The Executive shall under no circumstances whatsoever either directly or indirectly receive or accept for his own benefit any commission, rebate, discount, gratuity or profit from any person, company or firm having business transactions with the Company.

14. Other Agreements Cancelled
As from the date of commencement of the Appointment all other agreements or arrangements between the Executive and any part of the Group relating to the service of the Executive shall be deemed to have been cancelled and accordingly any sum or sums paid to the Executive by way of remuneration under any such other agreements or arrangements in respect of any periods since that date shall be deemed to have been received by the Executive on account of the remuneration payable to him hereunder.
15.Employment Rights Act 1996
The Appointment shall be subject to the terms set out in the Second Schedule below in relation to the requirements of the Employment Rights Act 1996 (as amended).
16.Reconstructions
If on a voluntary winding up of the Company for the purposes of a reconstruction or amalgamation before the determination of the Appointment the Company shall procure the employment of the Executive by the reconstructed or amalgamated company on similar terms, mutatis mutandis, to those herein contained for the residue of the Appointment or for such other period as may be mutually agreed the Executive shall have no claim against the Company for damages for breach of contract hereunder.
17.Notices
Any notice or other document to be given hereunder to the Company shall be delivered or sent by first class recorded delivery post or facsimile to the Company at its registered office for the time being and any notice or other document to be given hereunder to the Executive shall be delivered to her or sent by first class recorded delivery post or (if applicable) facsimile to her usual or last known place of residence and such notice or other document shall be deemed to have been served when delivered at the time of delivery or when posted at the expiration of 48 hours after the envelope containing the same was put into the post or when sent by facsimile at the moment of completion of transmission (provided that if such time of completion of transmission shall not be during normal business hours then notice shall instead be deemed to have been served at the opening of business on the next following business day). In proving such service it shall be sufficient to prove that delivery was made or that the envelope containing such notice was properly addressed and posted as a pre-paid first class recorded delivery letter or that the facsimile was properly transmitted as the case may be.

18.Proper Law
This Agreement shall be governed by and construed in accordance with English law.
AS WITNESS the hands of the Executive and of the duly authorised representative of the Company the day and year first before written

THE FIRST SCHEDULE
Performance bonus will be payable annually at the discretion of the Board based on objectives agreed with the Board.
At the date of this agreement the maximum earnings possible under the terms of the discretionary scheme equate to 100% of basic salary and be paid after the completion of the Company's audited accounts.

THE SECOND SCHEDULE
In accordance with the Employment Rights 1996 the following terms of the Executive's appointment apply on the date of the Agreement as provided therein:-

(a)	Job Title/Brief description of work for which employed - Group Chief operating Officer

(b)	Date of Commencement of Employment - see Clause 3

(c)	Remuneration - see Clause 7

(d)	Hours of work - there are no fixed hours of work

(e)	Holidays - see Clause 9(a)

(f)	Sickness or Injury - see Clause 9(b)

(g)	Pension - A contracting out certificate within the meaning of the Social Security Pensions Act 1975 is not in force

(h)    Notice - see Clause 3 and 10

(i)
Discipline and grievance procedure - there are specific disciplinary rules applicable to this Appointment, the details of which are contained within the Company's HR database and available through the Company Intranet. If the Executive is dissatisfied with any disciplinary decision or seeks to redress any grievance relating to her employment she should apply in writing to the plc Board. Upon reference of the complaint to the Board the Board will endeavour to propose a solution thereto within fourteen days of the application by the Executive

(j)	Place of work - see Clause 6

(k)	Overseas working - see Clause 6
SIGNED by
Synergy Health plc:-
Group Company Secretary
SIGNED by ...Dr Adrian Coward

Synergy Health Limited
November 2, 2015
Dr. Adrian Coward
9 Astley Way
Ashby de la Zouch
Leicestershire, LE65 11,Y
Dear Adrian:
Further to the offer letter dated November 2, 2015, I am pleased to set out the amendments to your existing service agreement dated March 31, 2014 ("Service Agreement").
The Service Agreement shall be amended as follows:

1.
Reflecting simply its name change, your employer will be Synergy Health Limited. Your prior employment with Synergy Health plc counts towards your service and your start date therefore remains October 1, 2004.

2.	The Service Agreement is hereby amended so that all references to the "Company" are now treated as references to Synergy Health Limited.

3.	Clause 2 of the Service Agreement shall be deleted and replaced with:
"The Company will employ the Executive as Senior Vice President, Healthcare Services. As such, the Executive will be responsible for the global HSS, IMS, Linen and Synergy Trak businesses (the "Appointment") of STERIS plc ("STERIS") and will report to Walt Rosebrough, President and CEO of STERIS. The Executive will no longer be a member of the Board of the Company and will execute all necessary documents to resign his directorship with the Company and as and when requested to resign his offices with any other Group Company."

4.	Clause 3 of the Service Agreement shall be deleted and replaced with:
"The Appointment shall commence on November 2, 2015 and (subject to earlier termination in accordance with this Agreement) shall continue until either party terminates by giving to the other three months' written notice of termination. The Company may, in its absolute discretion, elect to pay salary to the Executive in lieu of notice. Any sums payable to the Executive as a result of his participation in the STERIS Corporation Senior Executive Severance Plan shall be treated as satisfying any obligation of the Company to make any payment in lieu of notice.
The Executive's continuous employment with the Group shall be deemed to have commenced with effect from October 1, 2004."

5.	Clause 7 (i) shall be amended so that the Executive's annual salary is £295,800. Clause 7 (ii) shall be deleted and replaced with:

Synergy Health Limited
"(ii)    a bonus of up to 100% of the Executive's base annual salary received during and for the fiscal year ending 31 March 2016, and of up to 60% of the Executive's base salary received during and for each succeeding fiscal year, subject in each case to applicable bonus plan terms and conditions to be notified to the Executive."

6.
The second clause 7(ii)(c) is renumbered as 7(ii)(d) and a new clause 7(ii)(e) is added providing as follows: The Executive will be provided with life insurance coverage on his life in the amount of four times his annual salary.

7.	The Executive hereby restates the provisions of clauses 11, 12 and 13 of the Service Agreement for the benefit of the Company and Group as at the date of this letter amending the Service Agreement.

8.	The First Schedule to the Service Agreement shall be deleted.

9.	This amendment is subject to the approval of the Board of Directors or Compensation Committee of the Board of Directors of STERIS.
Please sign and return a copy of this letter to me to indicate your agreement to these terms.
Sincerely,
Synergy Health Limited

/s/ Duncan Nichol

I agree the amendments to my Service Agreement as set out in this letter.

/s/ Adrian Coward                    November 16, 2015
Adrian Coward             Date

November 2, 2015
Mr. Adrian Coward
9 Astley Way
Ashby de la Zouch
Leicestershire LE651LY
Dear Adrian:
I am pleased to confirm the offer of Senior Vice President, Healthcare Services, effective November 2, 2015, reporting to me. In this role, you will be responsible for leading, HSS, IMS, our Linen businesses and SynergyTrak. You will continue to be employed by Synergy Health ltd. The following information summarizes the details of our offer:
Your annualized base salary of £295,800 will be paid at a monthly rate of £24,650. You will be eligible for a merit increase in July, 2016. Beginning FY17, you will be eligible to participate in a Bonus Plan with a target payout of 60% of your fiscal year eligible compensation (actual gross salary paid during the fiscal year), subject to the Plan's terms and conditions. Your current bonus target payout of 100% remains in effect through March 31, 2016, and will be based upon the Synergy program and/or a combined plan.
You will be eligible to participate in the STERIS plc 2006 Long-Term Equity Incentive Plan. You will be eligible for future grants with the next annual grant awarded in the Spring of 2016, at a level commensurate with your position. Awards are subject to the approval of the STERIS plc Compensation Committee, but for the Spring 2016 grant, we anticipate recommending an award that will be twice the value of the regular annual award for your position.
You will also participate in the Senior Executive Severance Plan (our highest level, the same as for the CEO) providing 12 months of pay in the event of a "qualifying termination" and an additional 12 months of pay if there is a change in control (as defined in the Severance Plan). You will be provided a copy of this Severance Plan under separate cover.
In the event your employment is involuntarily terminated by your employer without cause, as determined by your employer or another member of the STERIS plc group, prior to June 1, 2016, you will be entitled to a special severance payment of $30,000 per month based upon the number of full months of your employment (beginning with the month of November 2015)

STERIS plc

through your termination date. For purposes of this severance payment, termination because of death or disability will be considered involuntary.
In addition, you will continue to be eligible for the benefits included in your current agreement, which includes a vehicle allowance of £1,000 gross per month and a pension contribution of 10% of your base salary and the continuation of death in service benefit and Private Health coverage on a family cover basis.

STERIS plc

Mr. Adrian Coward
November 2, 2015

Your years of service with Synergy will be included with your service going forward.
Please note that this offer is contingent on the STERIS plc Board or Compensation Committee approval, which we expect shortly after the closing. This offer is also subject to the amendment of your existing Service Agreement, and your signing the Code of Business Conduct Acknowledgement. The Service Agreement Amendment is included with this letter, and we will forward the Code of Conduct acknowledgement as soon as possible.
I am pleased to welcome you to STERIS and look forward to your contributions to the combined organizations. Adrian, please sign and return a copy of this letter and two copies of the amendment to your service agreement to me. Upon approval by the Boards of STERIS plc and Synergy Health Limited, we will return a fully executed original of the amendment to you.
Sincerely,
/s/ Walter M Rosebrough, Jr.
Walt Rosebrough
President and CEO
I accept the terms outlined in this letter:
/s/ Adrian Coward                    November 16, 2015

STERIS plc

Adrian Coward                    Date

STERIS plc